EXHIBIT 99.1

(Las Vegas, NV – June 11, 2010) - International Game Technology (NYSE: IGT) today appointed Eric Tom to Chief Operating Officer.  In his new role, Tom will focus on improving the operational efficiency and increasing the customer focus of the company, and he will continue to report to Patti Hart, IGT CEO.  Tom will have responsibility for marketing, sales, services, product management, and operations.  Tom was previously Executive Vice President of Sales and Marketing for North America having joined IGT in July 2009.

“Eric has quickly emerged as a strong leader within IGT and he brings the right “customer first” approach to everything he does,” said CEO Patti Hart.  “I believe customers and shareholders alike will benefit as a result of the streamlining of IGT’s operations under Eric’s leadership.”

IGT also announces that Tony Ciorciari, Executive Vice President Global Manufacturing & Operations and Paulus Karksens, President IGT International, will retire in the first calendar quarter of 2011.  Ciorciari and Karskens will assume executive advisory roles until their retirement and will assist the company in ensuring a successful transition.

“Tony and Paulus have made valuable and sustainable contributions to IGT.  I look forward to working with them during this critical transition period and appreciate their leadership and professionalism,” said CEO Patti Hart.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.